CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Exchangeable Notes due 2015	$92,755,093.20	$3,645.28

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 692 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated June 19, 2008
Rule 424(b)(2)
$92,478,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

1.10% Exchangeable Notes due June 24, 2015
Exchangeable for
Shares of Common Stock of Lowe’s Companies, Inc.

Beginning June 26, 2008, you will be able to exchange your notes for a number of shares of Lowe’s Companies, Inc. common stock, subject to our right to call all of the notes on or after July 25, 2011.
•	The principal amount and issue price of each note is $1,000.
•	We will pay interest at the rate of 1.10% per annum on the $1,000 principal amount of each note. Interest will be paid semi-annually on each June 24 and December 24, beginning December 24, 2008.
•
Beginning June 26, 2008, you will have the right to exchange each note for 36.6076 shares of Lowe’s Companies, Inc. common stock, which we refer to as the exchange ratio.  The exchange ratio is subject to adjustment for certain corporate events relating to Lowe’s Companies, Inc.  If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares.  You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

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If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all of the notes that you hold.

•
We have the right to call all of the notes on or after July 25, 2011.  If we call the notes on any day from and including July 25, 2011 to and including the maturity date, we will pay to you the call price of $1,000 per note, provided that if the value of 36.6076 shares of Lowe’s Companies, Inc. common stock, based on the closing price of Lowe’s Companies, Inc. common stock on the trading day immediately prior to the call notice date, is greater than the call price, we will instead deliver to you 36.6076 shares of Lowe’s Companies, Inc. common stock per note.  You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

•
If we decide to call the notes, we will give you notice at least 15 but not more than 30 days before the call date specified in the call notice.  You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of Lowe’s Companies, Inc. common stock rather than the $1,000 call price in cash.

•	If you hold any notes to maturity, we will pay $1,000 per such note to you on the maturity date.
•	Lowe’s Companies, Inc. is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617446K40.

You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
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VARIABLE PRICES PER NOTE PLUS ACCRUED INTEREST, IF ANY
____________________________________
	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100% and variable prices thereafter	0.10%	Variable per Note
Total	$92,755,093.20	$92,478	$92,662,615.20
(1)   For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

Each note costs $1,000
We, Morgan Stanley, are offering our 1.10% Exchangeable Notes due June 24, 2015, Exchangeable for Shares of Common Stock of Lowe’s Companies, Inc., which you may exchange for shares of common stock of Lowe’s Companies, Inc. beginning on June 26, 2008.  The principal amount and issue price of each note is $1,000.  We refer to Lowe’s Companies, Inc. as Lowe’s, and we refer to the common stock of Lowe’s as Lowe’s Stock.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

1.10% interest on the principal amount
We will pay interest at the rate of 1.10% per annum on the $1,000 principal amount of each note on each June 24 and December 24, beginning December 24, 2008, provided that we will not pay accrued but unpaid interest upon any exchange or our call of the notes.

You may exchange each note for 36.6076 shares of Lowe’s Stock
Beginning June 26, 2008, you may exchange each note for a number of shares of Lowe’s Stock equal to the exchange ratio, subject to our right to call all of the notes on any day from and including July 25, 2011 to and including the maturity date.  The exchange ratio is 36.6076 shares of Lowe’s Stock per note, subject to adjustment for certain corporate events relating to Lowe’s Stock.

How to exchange your notes
When you exchange your notes, our affiliate Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Lowe’s Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.  Since the notes will be held only in book entry form, you may exercise your exchange right only by acting through your participant at The Depository Trust Company, whose nominee is the registered holder of the notes.

To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

• fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

• deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day, which we refer to as the exchange date; and

•      transfer your book entry interest in the notes to The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.), as trustee for our senior notes, on or before the day we deliver shares of Lowe’s Stock or pay cash to you, as described below.

Different firms may have different deadlines for accepting instructions from their customers.  Accordingly, as a beneficial owner of notes you should consult the participant through which you own your interest for the relevant deadline.  If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

You must exchange at least 25 notes (equivalent to $25,000 in aggregate principal amount) at a time, provided that you may exchange any number of notes if you are exchanging all of the notes that you hold.

You will no longer be able to exchange your notes if, on or after July 25, 2011, we call the notes for the $1,000 call price in cash, as described below.  If, however, we call the notes for shares of Lowe’s Stock rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay you cash or Lowe’s Stock if you elect to exchange your notes
At our option, on the third business day after the exchange date on which you fulfill all the conditions of your exchange, we will either:
•      deliver to you shares of Lowe’s Stock at the exchange ratio as it may have been adjusted through the close of business on such exchange date, or

• pay to you the cash value of such shares as determined on the exchange date.

We will not pay any accrued but unpaid interest if you elect to exchange your notes.

From July 25, 2011 to the maturity date, we may call the notes for stock or the $1,000 call price, depending on the price of Lowe’s Stock
We may call the notes for settlement on any day from and including July 25, 2011 to and including the maturity date, which we refer to as the call date, for stock or the $1,000 call price.  If we call the notes, you will not receive any accrued but unpaid interest on the call date.

On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of Lowe’s Stock underlying each note based on the closing price of Lowe’s Stock on such day.  We refer to that closing value as parity.

If parity is less than the $1,000 call price, then we will pay the call price to you in cash on the call date specified in our notice.  If we give notice that we will pay you the $1,000 call price in cash on the call date, you will no longer be able to exercise your exchange right.

If, however, parity as so determined is equal to or greater than the $1,000 call price, then we will instead deliver on the call date specified in our notice shares of Lowe’s Stock at the exchange ratio.  If on or after the date of our call notice Lowe’s Stock becomes subject to trading restrictions that restrict our or any of our affiliates’ abilities to deliver Lowe’s Stock without registration, we will deliver the cash value of such shares, determined by the calculation agent on the third scheduled trading day prior to the call date.  If parity on the last trading day prior to the date of our call notice is equal to or greater than the $1,000 call price, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

If we notify you that we are calling the notes for shares of Lowe’s Stock, the closing price of Lowe’s Stock may be lower on the call date than it was on the last trading day before the date of our call notice, in which case, the value of the Lowe’s Stock that you receive on the call date for each note may be less than the call price of $1,000.  Your continuing right to exercise your exchange right following our decision to call the notes for Lowe’s Stock allows you to shorten the period during which you are exposed to the risk that the price of Lowe’s Stock may decrease.

The notes may become exchangeable into common stock of companies other than Lowe’s
Following certain corporate events relating to Lowe’s Stock, such as a stock-for-stock merger where Lowe’s is not the surviving entity, you will be entitled to receive either the common stock of any successor corporation to Lowe’s or cash based on the value of such common stock.  We describe the specific corporate events that can lead to these adjustments in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.”  You should read this section carefully in order to understand these and other adjustments that may be made to your notes.

Although not free from doubt, the notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will be required to include in income original issue discount based on the comparable yield (as discussed in this pricing supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes.  Any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

MS & Co. will be the Calculation Agent
We have appointed our affiliate MS & Co. to act as calculation agent for The Bank of New York, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Lowe’s Stock that you will receive if you exercise your exchange right or if we call the notes.  As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Lowe’s Stock as described in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.”

No affiliation with Lowe’s	Lowe’s is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the notes are obligations of Morgan Stanley and not of Lowe’s.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and accompanying prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities––Description of Floating Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

RISK FACTORS

The notes are not secured debt and are riskier than ordinary debt securities.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than interest on ordinary notes
These notes accrue interest at the rate of 1.10% of the principal amount per annum.  This interest rate is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes.  Furthermore, because under certain circumstances you may only receive the $1,000 call price in cash or the $1,000 principal amount due at maturity, the return on your investment in the notes (the effective yield to call) may be less than the amount that would be paid on an ordinary debt security.  The interest payments on the notes and return of only the $1,000 call price in cash or the $1,000 principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.  If you exchange your notes or we call the notes, you will not receive any accrued but unpaid interest upon such exchange or call.

The notes will not be listed
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

Market price of the notes may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•      the trading price of Lowe’s Stock,

• the volatility (frequency and magnitude of changes in price) of Lowe’s Stock,

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect Lowe’s and the trading price of Lowe’s Stock,

• interest and yield rates in the market,

• the time remaining until (i) you can exchange your notes for Lowe’s Stock, (ii) we can call the notes (on or after July 25, 2011) and (iii) the notes mature,

• the dividend rate on Lowe’s Stock,

• the occurrence of certain events affecting Lowe’s that may or may not require an adjustment to the exchange ratio, and

• our creditworthiness.

These factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the issue price if the closing price of Lowe’s Stock is at, below or not sufficiently above the price of Lowe’s Stock at pricing.

You cannot predict the future performance of Lowe’s Stock based on its historical performance.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

Following our notice of a call of the notes, the price of Lowe’s Stock may decline prior to the call date
If we notify you that we are calling the notes for Lowe’s Stock, the closing price of Lowe’s Stock may be lower on the call date than it was on the last trading day before the date of our call notice, in which case, the value of the Lowe’s Stock that you receive on the call date for each note may be less than the call price of $1,000.  In addition, we will use the closing price of Lowe’s Stock on the trading day prior to the call notice date in order to determine whether to deliver the fixed call price of $1,000 or shares of Lowe’s Stock at the exchange ratio.  If, as a result of that determination, we are to deliver the fixed call price of $1,000, you will not receive the benefit of any appreciation of Lowe’s Stock on or after the day we deliver the call notice.

Following our call of the notes for shares of Lowe’s Stock, we may deliver the cash value of such shares
If, after we have notified you that we are calling the notes for shares of Lowe’s Stock, Lowe’s Stock becomes subject to trading restrictions that restrict our or any of our affiliates’ abilities to deliver Lowe’s Stock without registration, we will deliver to you on the call date the cash value of such shares of Lowe’s Stock, determined by the calculation agent based on the closing price of Lowe’s Stock on the third scheduled trading day prior to the call date, rather than shares of Lowe’s Stock.

Morgan Stanley is not affiliated with Lowe’s
Lowe’s is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of Lowe’s, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio.  Lowe’s has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes.  None of the money you pay for the notes will go to Lowe’s.

Morgan Stanley may engage in business with or involving Lowe’s without regard to your interests
We or our affiliates may presently or from time to time engage in business with Lowe’s without regard to your interests, including extending loans to, or making equity investments in, Lowe’s or providing advisory services to Lowe’s, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about Lowe’s.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Lowe’s.  These research reports may or may not recommend that investors buy or hold Lowe’s Stock.

You have no shareholder rights
Investing in the notes is not equivalent to investing in Lowe’s Stock.  As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Lowe’s Stock.

The notes may become exchangeable into the common stock of companies other than Lowe’s
Following certain corporate events relating to Lowe’s Stock, such as a stock-for-stock merger where Lowe’s is not the surviving entity, you will be entitled to receive either the common stock of any successor corporation to Lowe’s or cash based on the value of such common stock.  We describe the specific corporate events that can lead to these adjustments in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Lowe’s Stock
MS & Co., as calculation agent, will adjust the exchange ratio for certain events affecting Lowe’s Stock, such as stock splits and stock dividends, and certain other corporate actions involving Lowe’s, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the price of Lowe’s Stock.  For example, the calculation agent is not required to make any adjustments if Lowe’s or anyone else makes a partial tender offer or a partial exchange offer for Lowe’s Stock.  If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected.  In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Lowe’s Stock other than those contemplated in this pricing supplement.  Such adjustments will be made to reflect the consequences of those corporate events, but not with the aim of changing the relative investment risk.  The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the value of the notes.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. will calculate how many shares of Lowe’s Stock or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events.  Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the payment to you upon an exchange or call of the notes.  See the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes, including trading in Lowe’s Stock as well as in other instruments related to Lowe’s Stock.  MS & Co. and some of our other subsidiaries also trade Lowe’s Stock and other financial instruments related to Lowe’s Stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date of this pricing supplement could potentially have increased the price of Lowe’s Stock on the day we priced the notes for initial sale to the public and, therefore, the price at which Lowe’s Stock must close before you would receive an amount of Lowe’s

Stock or the cash value of such stock worth as much as or more than the principal amount of each note on any exchange date or call date. Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of Lowe’s Stock and, accordingly, the value of the Lowe’s Stock or the amount of cash you will receive upon an exchange or call of the notes.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $1,000 principal amount of our 1.10% Exchangeable Notes due June 24, 2015, Exchangeable for Shares of Common Stock of Lowe’s Companies, Inc.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$92,478,000

Maturity Date	June 24, 2015

Specified Currency	U.S. dollars

Issue Price
A principal amount of $63,000,000 of Notes will be issued at the issue price of 100%  and a principal amount of $29,478,000 of Notes will be issued at the issue price of 100.94%, in each case, plus accrued but unpaid interest per Note, if any.

Interest Rate	1.10% per annum

Interest Payment Dates	Each June 24 and December 24, beginning December 24, 2008.

Record Date
The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Pricing Date	June 19, 2008

Original Issue Date (Settlement Date)	June 26, 2008

CUSIP	617446K40

Denominations	$1,000 and integral multiples thereof

Lowe’s Stock	One share of common stock of Lowe’s Companies, Inc. (“Lowe’s”).

Distribution at Maturity	On the Maturity Date, if the Notes have not been called, you will receive $1,000 in cash in exchange for each Note as to which your Exchange Right has not been exercised.

Exchange Right	On any Exchange Date, you will be entitled, upon your

•
completion and delivery to us and the Calculation Agent through your participant at The Depository Trust Company, New York, New York, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) at or prior to 11:00 a.m. (New York City time) on such date; and

•
instruction to your broker or the participant through which you own your interest in the Notes to transfer your book entry interest in the Notes to the Trustee on our behalf on or before the Exchange Settlement Date (as defined below), to exchange each Note for a number of shares of Lowe’s Stock equal to the Exchange Ratio, as adjusted for corporate events relating to Lowe’s Stock.  See “—Antidilution Adjustments” below.  You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price of $1,000 per Note as described under “—Morgan Stanley Call Right” below.

Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest (except for any interest in respect of the cash portion of any Exchange Property (as defined below) following a Reorganization Event (as defined below) as provided for in paragraph 4 of “––Antidilution Adjustments”).  Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of Lowe’s Stock or cash to you, be accompanied by cash equal to the interest payable on the next succeeding Interest Payment Date on the principal amount of Notes that you exchange.

Upon any such exchange, we may, at our sole option, either deliver a number of shares of Lowe’s Stock equal to the Exchange Ratio or pay an amount in cash equal to the Exchange Ratio as of the close of business on such Exchange Date times the Closing Price (as defined below) of Lowe’s Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Lowe’s Stock.  See “—Closing Price.”

We will, or will cause the Calculation Agent to, deliver such shares of Lowe’s Stock or cash value thereof to the Trustee for delivery to you on the third business day after such Exchange Date, upon delivery of your Notes to the Trustee.  The “Exchange Settlement Date” will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

Since the Notes will be held only in book entry form, you may exercise your Exchange Right only by acting through your participant at DTC, the registered holder of the Notes.  Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the Exchange Right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above.  In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant’s deadline for accepting instructions from their customers.  Different firms may have different deadlines for accepting instructions from their customers.  Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline.  All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC’s records, to the Trustee on our behalf.

Minimum Exchange
If you exercise your Exchange Right, you must exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of Notes if you are exchanging all of your Notes.

No Fractional Shares
If upon any exchange or call of the Notes we deliver shares of Lowe’s Stock, we will pay cash in lieu of delivering any fractional share of Lowe’s Stock in an amount equal to the corresponding fractional Closing Price of such fraction of a share of Lowe’s Stock as determined by the Calculation Agent on the applicable Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Ratio	36.6076, subject to adjustment for certain corporate events relating to Lowe’s Stock. See “—Antidilution Adjustments” below.

Exchange Date
Any Trading Day on which you have duly completed and delivered to us and the Calculation Agent, as described under “—Exchange Right” above, an Official Notice of Exchange at or prior to 11:00 a.m. (New York City time), or if we receive it after 11:00 a.m. (New York City time), the next Trading Day, provided that such Trading Day falls during the period beginning June 26, 2008 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price of $1,000 per Note as described under “—Morgan Stanley Call Right” below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right
On or after July 25, 2011 to and including the Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into Lowe’s Stock at the Exchange Ratio; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price of $1,000 per Note, we will pay the Call Price in cash on the Call Date.  If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right  (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price of $1,000 per Note), the Lowe’s Stock or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee.  We will, or will cause the Calculation Agent to, deliver such shares of Lowe’s Stock or cash to the Trustee for delivery to you.  You will not receive any accrued but unpaid interest on the Notes following our exercise of the Morgan Stanley Call Right.

Except in the case of a call for the cash Call Price of $1,000 per Note as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under “—Exchange Right” above.

Call Price	$1,000 per Note

Call Date
The scheduled Trading Day on or after July 25, 2011 to and including the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of Lowe’s Stock, cash equal to the Call Price of $1,000 per Note or, if applicable, the Subsequent Cash Payment to you for mandatory exchange.

Morgan Stanley Notice Date	The scheduled Trading Day on which we issue our notice of mandatory exchange at or prior to 10:30 a.m. (New York City time), which must be at least 15 but no more than 30 days prior to the Call Date.

On the Call Notice Date, we will give notice of our exercise of mandatory exchange (i) to you by telephone or facsimile confirmed by mailing notice by first class mail, postage prepaid, at your last address as it appears upon the registry books, (ii) to the Trustee by telephone or facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to DTC by telephone or facsimile confirmed by mailing such notice to DTC by first class mail, postage prepaid, at its New York office.  Any notice to you which is faxed or telephoned in the manner herein provided will be conclusively presumed to have been duly given at the time of the dissemination of such facsimile or placement of such telephone call, whether or not you receive the notice.  Failure to give notice by mail, or any defect in the notice to you will not affect the validity of the proceedings for the exercise of the Morgan Stanley Call Right with respect to any other Note.

If we deliver our notice of mandatory exchange to you after 10:30 a.m. (New York City time) on any scheduled Trading Day, such notice will be invalid and of no effect.

Parity	With respect to any Trading Day, an amount equal to the Exchange Ratio on such Trading Day times the Closing Price of Lowe’s Stock (and any other Exchange Property) on such Trading Day.

Subsequent Cash Payment
If we have called the Notes in accordance with the Morgan Stanley Call Right (other than a call for the cash Call Price of $1,000 per Note), and on or after the Morgan Stanley Notice Date Lowe’s Stock becomes subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would restrict the ability of Morgan Stanley or any of its affiliates to deliver Lowe’s Stock without registration, as determined by the Calculation Agent in its sole discretion, we will, in lieu of shares of Lowe’s Stock equal to the Exchange

Ratio, deliver on the Call Date the “Subsequent Cash Payment,” which will be an amount of cash per Note equal to the value of the shares of Lowe’s Stock that would have been deliverable per Note on the Call Date based on the Closing Price of Lowe’s Stock and the Exchange Ratio, each determined by the Calculation Agent as of the third scheduled Trading Day prior to the Call Date.

If we deliver the Subsequent Cash Payment following our exercise of the Morgan Stanley Call Right for the Notes in lieu of delivering Lowe’s Stock, we will provide to the Trustee notice of our election on the second scheduled Trading Day prior to the Call Date.  The Subsequent Cash Payment will be delivered to you on the Call Date set forth by us in our notice of mandatory exchange, upon delivery of your Notes to the Trustee.  We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.  You will not receive any accrued but unpaid interest on the Notes with the Subsequent Cash Payment.

Closing Price	The Closing Price for one share of Lowe’s Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

•
if Lowe’s Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Lowe’s Stock (or any such other security) is listed or admitted to trading,

•	if Lowe’s Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

•
if Lowe’s Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If Lowe’s Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Lowe’s Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to Lowe’s Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for Lowe’s Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Lowe’s Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If the Closing Price is no longer available for Lowe’s Stock for whatever reason, including the liquidation of Lowe’s or the subjection of Lowe’s to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Lowe’s Stock will equal zero for so long as no Closing Price is available. The term “OTC Bulletin Board Service” will include any successor service thereto.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities––The Depositary” and “Forms of Securities––Global Securities––Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

In addition to other calculations and determinations which the Calculation Agent will make in accordance with the terms of the Notes, the Calculation Agent will make all calculations and determinations required to be made, whether explicitly or implicitly or directly or indirectly under the provisions “––Distribution at Maturity”, “––Exchange Right”, “––Exchange Ratio”, “––Morgan Stanley Call Right”, “––Parity”, “––Subsequent Cash Payment”, “––Closing Price”, “––Antidilution Adjustments”, “––Market Disruption Event” and “––Alternate Exchange Calculation in Case of an Event of Default.”

The Trustee is entitled to conclusively rely upon all calculations and determinations made by the Calculation Agent in accordance with the provisions of these Notes.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred.  See “—Antidilution Adjustments” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments	The Exchange Ratio will be adjusted as follows:

1. If Lowe’s Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Lowe’s Stock.

2. If Lowe’s Stock is subject (i) to a stock dividend (issuance of additional shares of Lowe’s Stock) that is given ratably to all holders of shares of Lowe’s Stock or (ii) to a distribution of Lowe’s Stock as a result of the triggering of any provision of the corporate charter of Lowe’s, then once the dividend has become effective and Lowe’s Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Lowe’s Stock and (ii) the prior Exchange Ratio.

3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to Lowe’s Stock other than distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 4 and Extraordinary Dividends.  A cash dividend or other distribution with respect to Lowe’s Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for Lowe’s Stock by an amount equal to at least 10% of the Closing Price of Lowe’s Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in Lowe’s Stock on the primary U.S. organized securities exchange or trading system on which Lowe’s Stock is traded no longer carry the right to receive that cash dividend or that distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to the Lowe’s Stock, the Exchange Ratio with respect to the Lowe’s Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Lowe’s Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Lowe’s Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Lowe’s Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

4. Any of the following shall constitute a Reorganization Event: (i) Lowe’s Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Lowe’s, (ii) Lowe’s has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Lowe’s completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Lowe’s is liquidated, (v) Lowe’s issues to all of its shareholders equity securities of an issuer other than Lowe’s (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) Lowe’s Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.  If any Reorganization Event occurs, in each case as a result of which the holders of Lowe’s Stock shall be entitled to receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property or assets (including, without limitation, cash or other classes of stock of Lowe’s) (“Exchange Property”) with respect to or in exchange for such Lowe’s Stock, then the holders of the Notes then outstanding or we, upon exercise of the call right, will be entitled thereafter to exchange or call such Notes on the Exchange Date for the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such Notes been exchanged or called using the then current Exchange Ratio for Lowe’s Stock immediately prior to any such corporate event, plus accrued interest on any cash portion of the Exchange Property, or, at our election, the cash value of such Exchange Property. Interest on any cash portion of the Exchange Property will accrue on the first London banking day after the day on which holders of Lowe’s Stock receive such cash consideration to but excluding the Exchange Date. Interest on such amount will accrue at a rate equal to 3-month U.S. dollar LIBOR in effect on the date interest is first accrued for any cash portion of any Exchange Property and then as determined quarterly thereafter by the Calculation Agent. At such time, no adjustment will be made to the Exchange Ratio. In the event the Exchange Property consists of securities in addition to or in place of Lowe’s Stock, those securities will, in turn, be subject to the Antidilution Adjustments set forth in paragraphs 1 through 5.

5. No adjustments to the Exchange Ratio will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of Lowe’s Stock, including, without limitation, a partial tender or exchange offer for Lowe’s Stock.  The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders’ rights in, Lowe’s Stock (and/or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.  There may be corporate or other similar events that could affect the Closing Price of Lowe’s Stock for which the Calculation Agent will not adjust the Exchange Ratio.

* * *

For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 4 above, (i) references to “Lowe’s Stock” under “—No Fractional Shares,” “—Closing Price,” “—Market Disruption Event” and “––Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any Marketable Security, and (ii) all other references in this pricing supplement to “Lowe’s  Stock” shall be deemed to refer to the Exchange

Property into which the Notes are thereafter exchangeable and references to a “share” or “shares” of Lowe’s Stock shall be deemed to refer to the applicable unit or units of such Exchange Property unless the context otherwise requires.

No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio.  The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

The Calculation Agent will continue to make such adjustments until, but not beyond, the close of business on the applicable Exchange Date or Call Notice Date with respect to an exchange or call of Notes.

Market Disruption Event	Market Disruption Event means, with respect to Lowe’s Stock:

 (i) a suspension, absence or material limitation of trading of Lowe’s Stock on the primary market for Lowe’s Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Lowe’s Stock as a result of which the reported trading prices for Lowe’s Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Lowe’s Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

 (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on Lowe’s Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Lowe’s Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Lowe’s Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the $1,000 principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that, if (x) an investor in the Notes has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to each $1,000 principal amount of the Note (i) for which such Official Notice of Exchange has been duly submitted or (ii) that has been called shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Closing Price of Lowe’s Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon (except for any interest in respect of the cash portion of any Exchange Property following a Reorganization Event as provided for in paragraph 4 of “––Antidilution Adjustments”); provided further that, if we have called the Notes for the $1,000 Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to such Call Price and shall not include any accrued and unpaid interest.  See “—Call Price” above.

Notices to the Trustee
and the Depositary	In respect of Distribution at Maturity

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee at its New York office and to DTC, at or prior to 10:30 a.m. on the Business Day immediately prior to the Maturity Date, of the amount of cash to be delivered with respect to each $1,000 principal amount of each Note and (ii) deliver such cash to the Trustee for delivery to the holders on the Maturity Date.

In respect of your Exchange Right

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee at its New York office and to DTC, at or prior to 10:30 a.m. on the Business Day immediately prior to the Exchange Settlement Date, of the number of shares of Lowe’s Stock or the cash value of such shares to be delivered with respect to each $1,000 principal amount of each Note and (ii) deliver such shares or cash, as applicable, to the Trustee for delivery to the holders on the Exchange Settlement Date.

In respect of the Morgan Stanley Call Right

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee at its New York office and to DTC, at or prior to 10:30 a.m. on the Business Day immediately prior to the Call Date, of the payment of the cash Call Price of $1,000 or the number of shares of Lowe’s Stock or, if applicable, the amount of Subsequent Cash Payment to be delivered with respect to each $1,000 principal amount of each Note and (ii) deliver such shares or cash, as applicable, to the Trustee for delivery to the holders on the Call Date.

Upon an Alternate Exchange Calculation in Case of an Event of Default

If the maturity of the Notes is accelerated under “—Alternate Exchange Calculation in Case of an Event of Default” above, we shall provide notice of the amount payable to you under “—Alternate Exchange Calculation in Case of an Event of Default” as promptly as possible and in no event later than two Business Days after the date of acceleration. We will provide the notice provided for in this paragraph (i) to you by mailing notice of such acceleration by first class mail, postage prepaid, to your last address as it appears upon the registry books, and (ii) to the Trustee by telephone or facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to DTC by telephone or facsimile confirmed by mailing such notice to DTC by first class mail, postage prepaid.  Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not you receive the notice.

Reliance by the Trustee

The Trustee may conclusively rely on any notices given to it by the Calculation Agent in accordance with the provisions of the Notes.

Miscellaneous	We will, or will cause the Calculation Agent to, deliver any cash due upon any acceleration described above to the Trustee for delivery to you.

If the maturity of the Notes is accelerated in the manner described above in connection with an Alternate Exchange Calculation in Case of an Event of Default, no interest on the amounts payable with respect to the Notes will accrue for the period from and after such accelerated maturity date; provided that we have deposited with the Trustee any cash due with respect to such acceleration by such accelerated maturity date.

If the Notes are not surrendered for redemption at maturity or upon exchange, call or acceleration, they shall be deemed to be no longer Outstanding under, and as defined in, the Indenture (unless we have defaulted in making the payment due at maturity or upon acceleration), except with respect to your right to receive any shares or cash in respect of principal or interim payments.

Lowe’s Stock;
Public Information
Lowe’s Companies, Inc. is a home improvement retailer.  Lowe’s Stock is registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by Lowe’s pursuant to the Exchange Act can be located by reference to Commission file number 001-07898.  In addition, information regarding Lowe’s may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to Lowe’s Stock or other securities of Lowe’s.  We have derived all disclosures contained in this pricing supplement regarding Lowe’s from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Lowe’s. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Lowe’s is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Lowe’s Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Lowe’s could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of Lowe’s Stock.

We and/or our affiliates may presently or from time to time engage in business with Lowe’s, including extending loans to, or making equity investments in, Lowe’s or providing advisory services to Lowe’s, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Lowe’s, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to Lowe’s, and these reports may or may not recommend that investors buy or hold Lowe’s Stock.  As a prospective purchaser of a Note, you should undertake an independent investigation of Lowe’s as in your judgment is appropriate to make an informed decision with respect to an investment in Lowe’s Stock.

Historical Information
The following table sets forth the published high and low Closing Prices of Lowe’s Stock for each quarter in the period from January 1, 2005 through June 19, 2008.  The Closing Price on June 19, 2008, was $23.57.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of Lowe’s Stock should not be taken as an indication of future performance.  We cannot give you any assurance that you would receive shares of Lowe’s Stock or the cash value of such shares, as applicable, worth as much as or more than the principal amount of the Notes upon any exchange or call of the Notes.

	High	Low
2005
First Quarter	29.80	27.55
Second Quarter	29.73	25.75
Third Quarter	34.41	28.80
Fourth Quarter	34.71	29.14
2006
First Quarter	34.65	30.94
Second Quarter	33.35	29.71
Third Quarter	30.42	26.37
Fourth Quarter	31.64	28.16
2007
First Quarter	34.93	30.74
Second Quarter	32.99	30.45
Third Quarter	31.92	26.33
Fourth Quarter	29.29	21.84
2008
First Quarter	26.43	20.31
Second Quarter (through June 19, 2008)	26.27	22.85

The following graph shows the daily Closing Prices of Lowe’s Stock from January 1, 2005 through June 19, 2008.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.  The historical Closing Prices should not be taken as an indication of future performance.

Lowe’s Stock Historical Performance
Daily Closing Prices
January 1, 2005 to June 19, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original issue price of the Notes includes the agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in Lowe’s Stock and in options contracts on Lowe’s Stock listed on major securities markets.  Such purchase activity could potentially have increased the price of Lowe’s Stock and, therefore, the price at which Lowe’s Stock must trade before you would receive an amount of Lowe’s Stock or cash worth as much as or more than the principal amount of each Note on any Exchange Date or Call Date.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Lowe’s Stock, options contracts on Lowe’s Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Lowe’s Stock or the amount of cash you will receive upon an exchange or call or at maturity of the Notes.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement at variable purchase prices as set forth under “––Issue Price.”  The Agent’s commissions will be 0.10% of the Aggregate Principal Amount.

We expect to deliver the Notes against payment therefor in New York, New York on June 26, 2008 which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Lowe’s Stock.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Lowe’s Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans and
Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulation, as described above) purchasing the Notes should also consider the possible implications of owning Lowe’s Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash).  Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the

Code or any Similar Law. The sale of any Notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Income Taxation
 Although the matter is not free from doubt, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

U.S. Holders

Please read the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant-yield basis in each year that they hold the Notes, and pay taxes annually on the amount of accrued OID, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Notes, as discussed in the accompanying prospectus supplement under the section called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Optionally Exchangeable Notes ― Adjustments to Interest Accruals on the Notes.”  Any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 6.5992%, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for the Notes (assuming an issue price of $1,000) consists of the semi-annual coupons and of a projected amount equal to $1,478.9925 (without taking into account the final semi-annual coupon) due at maturity.

The following table states the amount of OID (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of

30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 24, 2008	$32.6294	$32.6294
December 25, 2008 through June 24, 2009	$33.8932	$66.5226
June 25, 2009 through December 24, 2009	$34.8300	$101.3526
December 25, 2009 through June 24, 2010	$35.7978	$137.1504
June 25, 2010 through December 24, 2010	$36.7975	$173.9479
December 25, 2010 through June 24, 2011	$37.8302	$211.7781
June 25, 2011 through December 24, 2011	$38.8970	$250.6751
December 25, 2011 through June 24, 2012	$39.9989	$290.6741
June 25, 2012 through December 24, 2012	$41.1373	$331.8113
December 25, 2012 through June 24, 2013	$42.3132	$374.1245
June 25, 2013 through December 24, 2013	$43.5278	$417.6523
December 25, 2013 through June 24, 2014	$44.7826	$462.4350
June 25, 2014 through December 24, 2014	$46.0788	$508.5137
December 25, 2014 through the Maturity Date	$47.4177	$555.9315

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amount of the payment that will be made on a Note.

Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Subject to the discussion in the accompanying prospectus supplement concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder (as defined in the accompanying prospectus supplement) and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S.

federal income or withholding tax, provided that the requirements described in the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders — Notes — In General” in the accompanying prospectus supplement are met. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States. Non-U.S. investors should consult their tax advisers regarding the potential tax consequences of investing in the Notes.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

ANNEX A

OFFICIAL NOTICE OF EXCHANGE

Dated:  [On or after June 26, 2008]

Morgan Stanley	Morgan Stanley & Co. Incorporated, as
1585 Broadway	Calculation Agent
New York, New York 10036	1585 Broadway
New York, New York 10036
Fax No.: (646) 290-2676 (Attn: Structured Investments)

Dear Sirs:

The undersigned holder of the Senior Fixed Rate Notes, 1.10% Exchangeable Notes due June 24, 2015 (Exchangeable for Shares of Common Stock of Lowe’s Companies, Inc.) of Morgan Stanley (CUSIP No. 617446K40) (the “Notes”) hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. (New York City time) on any Trading Day, as of the next Trading Day), provided that such day is on or after June 26, 2008 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 692 dated June 19, 2008 (the “Pricing Supplement”) to the Prospectus Supplement dated July 24, 2007 and the Prospectus dated January 25, 2006 related to the Registration Statement No. 333-131266.  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.  Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of Lowe’s Companies, Inc. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date and (iii) the principal amount of Notes to be exchanged pursuant to this notice is equal to or greater than $25,000, unless the Notes identified for exchange hereby constitute the undersigned’s entire holding of Notes.

If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged.  The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.

Very truly yours,
[Name of Holder]
By:
[Title]

[Fax No.]
$
Principal Amount of Notes to be surrendered for exchange

A-1

Receipt of the above Official Notice of Exchange
is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
Title:

Date and time of acknowledgment

A-2